Exhibit 99.1

Brent DiGiorgio
Corporate Communications
203.338.3135 Fax: 203.338.3461
brent.digiorgio@peoples.com

Peter Goulding, CFA
Investor Relations
203.338.6799
peter.goulding@peoples.com

FOR IMMEDIATE RELEASE

December 1, 2010

PEOPLE’S UNITED FINANCIAL COMPLETES ACQUISITIONS OF LSB CORPORATION AND SMITHTOWN BANCORP, INC.

BRIDGEPORT, CT – People’s United Financial, Inc. (NASDAQ: PBCT) announced today that it has completed its acquisitions of LSB Corporation, an $800 million bank holding company based in North Andover, Massachusetts, and Smithtown Bancorp, Inc., a $2.3 billion bank holding company based in Smithtown, New York. LSB Corporation’s subsidiary, River Bank, has seven branches, five of which are just north of Boston and two of which are in southern New Hampshire. Smithtown Bancorp’s subsidiary, Bank of Smithtown, has 30 branches on Long Island and one in New York City.

The LSB Corporation acquisition is an all-cash transaction valued at $94.8 million. The transaction values each LSB Corporation share at $21.00. LSB shareholders approved the transaction on October 27. The Smithtown Bancorp, Inc. acquisition is valued at approximately $56.4 million, or $3.77 per share, with approximately 53 percent being paid in cash and the balance in the form of shares of People’s United Financial common stock. Smithtown Bancorp shareholders approved the transaction on November 19. The Office of Thrift Supervision, People’s United Bank’s primary regulator, approved the transactions on November 15.

“We are pleased to expand the People’s United Bank franchise in the greater Boston and New York markets,” said Jack Barnes, President and Chief Executive Officer of People’s United Financial. “The seven former River Bank branches are an excellent fit with our existing footprint in Massachusetts and southern New Hampshire, considering our FDIC-assisted purchase of Butler Bank in Lowell earlier this year, and our two new branches in downtown Boston. The former Bank of Smithtown branches are a natural extension of our Westchester County and Fairfield County markets and an exciting expansion of our franchise into the New York Metro area.”

People’s United Financial, Inc., a diversified financial services company with approximately $25 billion in assets, provides consumer and commercial banking services through its subsidiary, People’s United Bank, with nearly 340 branches in Connecticut, Vermont, New Hampshire, Massachusetts, Maine and New York. Through additional subsidiaries, People’s United provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

People’s United Bank. Everything Starts With You.

# # #